As filed with the Securities and Exchange Commission on April 14, 2004
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

QIAO XING UNIVERSAL TELEPHONE, INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Qiao Xing Science Industrial Park
Tang Quan
Huizhou City, Guangdong,
People’s Republic of China 516023

(Address of principal executive offices) (zip code)

Stock Issuance Pursuant To
2004 Consulting Agreement Plan

(Full title of the plan)

Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520

Greenwood Village, Colorado 80111

(Name and address of agent for service)

(303) 770-7131

(Telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale pursuant to the plan: From time to time after the Registration Statement becomes effective.

Exhibit Index Begins at Page 8

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of		offering	aggregate	Amount of
securities to be	Amount to be	price per	offering	registration
registered	registered (1)	share	price	fee
Common Stock, $0.001 par value	100,000 shares	(2)	$1,191,000 (2)	$150.90

     (1) Pursuant to Rule 416, this Registration Statement covers any additional shares of Common Stock (“shares”) which become issuable under the Plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

     (2) Pursuant to Rule 457(c), the offering price per share, the aggregate offering price and the amount of the filing fee were computed upon the basis of the closing price of the Common Stock within five business days prior to the date of filing of the Registration Statement ($11.91 per share).

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

     Information required by Item 1 is included in documents sent or given to the participant in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

     Information required by Item 2 is included in documents sent or given to the participant in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The registrant hereby incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission:

     (a) The registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002 (which includes audited financial statements as of and for the year ended December 31, 2002) filed pursuant to the Exchange Act; and

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in Item 3(a) above.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     None.

Item 6. Indemnification of Directors and Officers

     As in most United States jurisdictions, the board of directors of a British Virgin Islands company is charged with the management and affairs of the company, and subject to any limitations to the contrary in the Memorandum of Association of the Company, the Board of Directors is entrusted with the power to manage the business and affairs of the Company. In most United States jurisdictions, directors owe a fiduciary duty to the company and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the company and refrain from conduct that injures the company or its shareholders or that deprives the company or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.

     Under British Virgin Islands law, liability of a director to the company is basically limited to cases of wilful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company. However, under its Memorandum of Association, the Company is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of the Company, provided such person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. The Company’s Memorandum of Association also permits the Company to indemnify any director, officer or liquidator of the Company who was successful in any proceeding against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, where such person met the standard of conduct described in the preceding sentence.

     The Company has provisions in its Memorandum of Association that insure or indemnify, to the full extent allowed by the laws of the Territory of the British Virgin Islands, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of the Company.

Item 7. Exemption from Registration Claimed

     Not applicable.

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Item 8. Exhibits

     The following documents are filed as exhibits to this Registration Statement.

Exhibit
Number		Description of Exhibit
4.1	—	Consulting Agreement with Kui Shing Andy LAI

5.1	—	Opinion of Andrew N. Bernstein, P.C.

23.1	—	Consent of Grobstein, Horwath & Company, LLP

23.2	—	Consent of Andrew N. Bernstein, P.C. (included in its opinion filed as Exhibit 5.1)

Item 9. Undertakings

     (a) Rule 415 offerings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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         (b) Filings incorporating subsequent Exchange Act documents by reference.

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Request for acceleration of effective date or filing of registration statement on Form S-8.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Huizhou City, Guangdong, People’s Republic of China on April 13, 2004.

QIAO XING UNIVERSAL TELEPHONE, INC.
By: /s/ RUI LIN WU Rui Lin Wu Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ RUI LIN WU Rui Lin Wu	Chairman and Chief Executive Officer (Principal Executive Officer)	4/13/04

/s/ ZHI YANG WU Zhi Yang Wu	Vice Chairman and Secretary	4/13/04

/s/ SHI JIE Shi Jie	Executive Director	4/13/04

/s/ ALBERT LEUNG Albert Leung	Chief Financial Officer (Principal Financial and Accounting Officer)	4/13/04

/s/ ZE YUN MU Ze Yun Mu	Non-Executive Director	4/13/04

/s/ ZHU MING Zhu Ming	Non-Executive Director	4/13/04

/s/ ANDREW N. BERNSTEIN Andrew N. Bernstein	Authorized Representative in the United States	4/13/04

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit	Page Number
4.1	Consulting Agreement with Kui Shing Andy LAI

5.1	Opinion of Andrew N. Bernstein, P.C.

23.1	Consent of Grobstein, Horwath & Company, LLP

23.2	Consent of Andrew N. Bernstein, P.C. (included in its opinion filed as Exhibit 5.1)	x